Exhibit 21



                         Subsidiaries of the Registrant

                 Name                           Jurisdiction of Organization
Community Bank of Maryland                                Maryland
Community Bank of Maryland Investment                     Maryland
Services, Inc.

Community Bankshares of Maryland,                         Maryland
Inc./Community Bank of Maryland
Partnership